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                                                    Exhibit 12
                                                    Form 10-Q
                                                    For the Three
                                                    Months Ended
                                                    December 31, 1998


                             Lucent Technologies Inc.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)


                                                               For the Three
                                                                Months Ended
                                                             December 31, 1998

Income Before Income Taxes.............................          $ 2,121

Less Interest Capitalized during
  the Period...........................................                5
Less Undistributed Earnings of Less than 50%
  Owned Affiliates.....................................                1

Add Fixed Charges......................................              117

Total Earnings ........................................          $ 2,232



Fixed Charges

Total Interest Expense Including Capitalized Interest..          $    80

Interest Portion of Rental Expense.....................               37

    Total Fixed Charges................................          $   117

Ratio of Earnings to Fixed Charges.....................             19.1